EXHIBIT 10.4

SOFTWARE DEVELOPER SERVICES AGREEMENT

     This Software Developer Services Agreement (this "Agreement") is entered into as of July 8, 2002 by and between OSI Systems Pvt. Ltd., a corporation formed and existing under the laws of India ("OSPL"), and Imagis Technologies Inc., a British Columbia, Canada corporation ("Imagis"), with reference to the following facts:

     A.     OSPL is in the business of providing software development services to others.

     B.     Imagis is in the business of developing, marketing and selling biometric systems, including facial recognition systems, including software.

     C.     Imagis desires to engage OSPL's software development capacity, and OSPL desires to accept such engagement.

     Therefore, the parties agree as follows:

1     OSPL DUTIES. During the Term (as defined below), OSPL shall have the following duties:

          1.1.   Personnel. OSPL shall provide Imagis with the services of its software engineers, including a project supervisor (collectively, the "Personnel"), at times and in capacities to be mutually agreed.

          1.2.   Facilities and Equipment. OSPL shall provide facilities and equipment for the Personnel's use, within OSPL's Hyderabad, India facilities. Such facilities and equipment shall be equivalent to the facilities and equipment used by OSPL's other comparable software development personnel, and OSPL shall maintain such facilities and equipment to such standard. Facilities shall not include any dedicated communications lines.

          1.3.   Advice. Upon reasonable request by Imagis, OSPL shall advise Imagis with respect to labor laws and practices applicable to the Personnel.

          1.4.   No Supervision or Performance Related Duties. OSPL shall be under no obligation to supervise the Personnel or otherwise perform any duties in relation to the Personne's work or the completion of that work.

2     IMAGIS DUTIES. Imagis shall have the following duties:

          2.1.   Project Management. Imagis shall be responsible for the selection and oversight of the Personnel's work and the timeliness, quality and completion of that work. Imagis shall assign to the Personnel only work that is permissible under applicable laws and regulations, including laws and regulations pertaining to intellectual property and applicable labor laws.

          2.2.   Payments. OSPL shall bill Imagis for each Personnel on an hourly basis, at 85% of the fair market value for such Personnel, to be determined. Line engineers will be priced at $18 per hour. Imagis shall also reimburse OSPL for any out-of-pocket costs arising solely from the performance of its obligations hereunder. OSPL shall invoice Imagis monthly for such amounts, and Imagis shall pay each invoice within 30 days of the date of the invoice. Regardless of the number of hours worked by the Personnel, and the fair market value of such services, Imagis shall pay OSPL a minimum of $250,000 (or its equivalent in Indian rupees) during the Term. If, at the expiration or termination of this Agreement, the total amount Imagis has paid for OSPL services hereunder is less than $250,000, Imagis shall, within 10 business days after such expiration or termination, pay OSPL the difference between (i) the amount Imagis has paid under this Agreement up to the expiration or termination, and (ii) $250,000. Alternatively, Imagis may extend this Agreement by an additional six months as described in 7.1 below.

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3     OWNERSHIP OF PRODUCT. The original products of the Personnel's work hereunder shall be work made for hire, and Imagis shall be the exclusive author and owner of such products. Imagis' ownership of such products shall include intellectual property rights and other proprietary rights thereto, such as rights under copyright and patent laws (or similar principles) established anywhere in the world.

4     REPRESENTATIONS AND WARRANTIES. Each party hereto makes the following representations, warranties and covenants:

          4.1.   Authority. It has the required authority and capacity to enter into this Agreement and all documents required to be entered into pursuant to this Agreement. All corporate and other actions required to be taken by it to authorize the execution, delivery and performance of this Agreement and all transactions contemplated in this Agreement have been duly and effectively taken. Upon the full execution and delivery of this Agreement, this Agreement will become a valid, binding and enforceable obligation upon it.

          4.2.   No Conflicts. The execution and delivery of this Agreement will not result in the breach of any term or provision of, or constitute a default under, any agreement by which it is bound, nor will such actions result in the violation of any obligation, law, ordinance, regulation, order or decree applicable to it.

5     CONFIDENTIALITY. In the course of, and in furtherance of this Agreement, the parties will exchange Confidential Information, as defined below. The party receiving such information (the "Receiving Party") from the disclosing party (the "Disclosing Party") shall maintain the confidentiality of the Confidential Information, on the terms set forth below.

          5.1.   Non-Disclosure. Receiving Party shall not disclose to any person, partnership corporation, or any other entity or concern whatsoever (except Disclosing Party and its designees), any Confidential Information (as defined below) that may come into Receiving Party's possession.

          5.2.   Confidential Information. For the purposes of this Agreement, "Confidential Information" means all information that can reasonably be construed to be confidential and that relates to Disclosing Party's business, any marketing or sales information, and any trade secrets or any other information or documents of or relating to Disclosing Party, including (without limitation) data, computer programs, manuals, formulae, specifications, processes, methods, intangible rights and other similar items. "Confidential Information" does not include information that at the time of disclosure Disclosing Party has previously made available to the general public.

          5.3.   Permitted Disclosures. After giving prior notice to Disclosing Party, Receiving Party may use and disclose Confidential Information: (a) to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Information and its use or disclosure; (b) to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order; or (c) if Receiving Party receives a request to disclose any Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency (provided, however, that Receiving Party shall promptly provide written notice to Disclosing Party of such pending disclosure).

          5.4.   Return of Confidential Information. On termination of this Agreement, and upon Disclosing Party's request, Receiving Party shall promptly deliver to Disclosing Party all materials containing Confidential Information, including (without limitation) memoranda, notes, records, reports, magnetic or optical media that Receiving Party may then have in its possession or control.

6     INDEMNIFICATION. Each party agrees to indemnify and hold harmless the other from all claims, suits, judgments, damages, costs and expenses (including costs of suit and reasonable attorneys' fees) as a result of the indemnifying party's breach or any third party's allegation of the indemnifying party's breach of any of its representations, warranties and covenants made in this Agreement.

7     TERM AND TERMINATION.

          7.1.   Term. The term of this Agreement shall begin on July 1, 2002 and, unless earlier terminated, shall expire on June 30, 2003; provided, however, that if, on June 30, 2003, the aggregate amount paid by Imagis hereunder is less than $250,000, Imagis shall have the right to extend this Agreement by an additional six months (the period described is referred to as the "Term").

          7.2.   Early Termination.

                   7.2.1.      If any covenant, representation or warranty contained in this Agreement is breached or becomes untrue, and such breach or untruth remains uncured for 30 days after written notice from the non-breaching party to the breaching party, the non-breaching party may terminate this Agreement.

                   7.2.2.      If either party is dissolved, or is the subject of dissolution proceedings, or is the subject of any proceedings under any bankruptcy laws, or consents to the appointment of a trustee, custodian, receiver or liquidator, or makes an assignment for the benefit of creditors, the other party may terminate this Agreement.

          7.3.   Survival. The following sections shall survive any expiration or termination of this Agreement: Sections 2.2, 3, 5 and 6.

8     MISCELLANEOUS.

          8.1.   Amendments and Modifications. No amendment or modification of this Agreement shall be valid unless made in a writing executed by both parties.

          8.2.   Applicable Law. California law, without regard to conflicts or choice of laws principles, shall govern the interpretation of this Agreement.

          8.3.   Arbitration. All disputes arising from this Agreement shall be submitted to binding arbitration to take place in Los Angeles County, California under the rules of the American Arbitration Association.

          8.4.   Binding Effect. All provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties and their successors-in-interest, permitted assigns, administrators, and devisees.

          8.5.   Counterparts. This Agreement may be executed in counterparts.

          8.6.   Descriptive Headings. Descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          8.7.   Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter herein.

          8.8.   Equitable Remedies. The parties agree that the subject of certain provisions of this Agreement are of a special, unique, unusual and extraordinary nature, giving them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that breach of any such provision will cause the non-breaching party irreparable injury and damage. The parties therefore agree that the non-breaching party shall be entitled to injunctive and other equitable relief to cure or prevent the breach of the provisions of this Agreement. Resort to such equitable relief shall not, however, be construed to constitute a waiver by the non-breaching party of any of the other rights or remedies the non-breaching party may have against the breaching party for damages or otherwise.

          8.9.   Further Documents. Each party shall execute and deliver all such further instruments, documents and papers, and shall perform any and all acts, necessary to give full force and effect to all the terms and provisions of this Agreement.

          8.10.   Interpretation. No uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been negotiated by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

          8.11.   Legal Action. Should any litigation or arbitration occur between the parties respecting or arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs in connection with such litigation, including reasonable attorneys' fees incurred after a judgment has been rendered by a court of competent jurisdiction. Any judgment shall include an attorneys' fees clause that shall entitle the judgment creditor to recover attorneys' fees incurred to enforce a judgment on this Agreement, which attorneys' fees shall be an element of post-judgment costs; the parties agree that this attorneys' fee provision shall not merge into any judgment.

          8.12.   LIMITATION ON LIABILITY; REMEDIES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF EITHER PARTY HAS WARNED OR BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

          8.13.   Limitations on Waiver. No waiver by any party of any term or condition of this Agreement shall be construed to be a waiver of such term or condition in the future, or of any preceding or subsequent breach of the same or any other term or condition of this or any other agreement, nor shall any such waiver be binding unless written. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any party to this Agreement.

          8.14.   No Assignments. Neither party may assign this Agreement, or any part of this Agreement, without the other party's prior written consent. For the purposes of this Agreement, "assignment" shall be defined to include, without limitation, any transaction or series of transactions by which parties holding a majority of the outstanding voting securities of the assigning party prior to such transaction or series of transactions no longer hold a majority of the outstanding voting securities of the assigning party subsequent to the transaction or series of transactions.

          8.15.   No Partnership or Joint Venture. This Agreement does not create a partnership or joint venture between the parties, and shall not be construed as doing so. This Agreement does not create any right by either party to bind the other party.

          8.16.   No Third Party Beneficiaries. No person other than the parties hereto and their permitted successors and assigns shall receive any benefits of this Agreement.

          8.17.   Notices. All notices, statements and other documents that any party is required or desires to give to any other party shall be given in writing and shall be served in person, by express mail, by certified mail, by overnight delivery, or by facsimile at the respective addresses set forth below, or at such other addresses as may be designated in writing by such party.

If to Imagis:

Imagis Technologies Inc.
ATTN: President & CEO
1630-1075 W. Georgia St.
Vancouver BC
V6E 3C9

If to OSPL:

OSI Systems Pvt. Ltd.
c/o OSI Systems, Inc.
ATTN: Chief Executive Officer
12525 Chadron Avenue
Hawthorne, CA 90250
Facsimile (310) 978-3898

     Delivery shall be deemed conclusively made (i) at the time of service, if personally served, (ii) five days after deposit in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) upon confirmation of delivery by the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic transmission (as confirmed in writing), provided a copy is mailed within 24 hours after such transmission.

          8.18.   Severability. Any provision of this Agreement that is found by a court of competent jurisdiction to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law, and such finding and curtailment shall not affect the validity or enforceability of any other provision of this Agreement.

     In witness whereof, the parties have executed this Agreement as of the date first above written.

"Imagis"

Imagis Technologies Inc.

By:     /s/ Iain Drummond

"OSPL"

OSI Systems Pvt. Ltd.

By;     /s/ Deepak Chopra